Filed Pursuant to Rule 433
Registration Statement No. 333-203636
Registration Statement No. 333-203636-01

Free Writing Prospectus dated May 27, 2015

Huntington Auto Trust 2015-1

Issuing Entity

Huntington Funding, LLC

Depositor

The Huntington National Bank

Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus supplement dated May 27, 2015 and prospectus dated May 27, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa3 (sf)	AA+ (sf)
Class C Notes	A2 (sf)	A+ (sf)
Class D Notes	Baa2 (sf)	BBB+ (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.
Credit Suisse	Deutsche Bank Securities	The Huntington Investment Company

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.